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Exhibit 21.1

Subsidiaries of Align Technology, Inc.

        The registrant's principal subsidiaries as of December 31, 2008, are as follows:

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  Align Technology De Costa Rica, SRL, Costa Rica

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  Align Technology, B.V., The Netherlands

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  Exhibit 21.1
Subsidiaries of Align Technology, Inc.